PAPA JOHNS ANNOUNCES FIRST QUARTER 2023 FINANCIAL RESULTS
•Reports another quarter of record global system-wide restaurant sales(a)
•Launches new proprietary menu innovation, Doritos® Cool Ranch® Papadia
•Reaffirms long-term development target of 1,400 to 1,800 net new units between 2022 and 2025

Louisville, Kentucky (May 4, 2023) – Papa John’s International, Inc. (NASDAQ: PZZA) (“Papa Johns®”) today announced financial results for the first quarter ended March 26, 2023.

Highlights
•North America comparable sales were flat lapping last year’s record first quarter sales as menu innovation and operational efficiencies drove 3% growth in Domestic Company-owned Restaurants; International comparable sales were down 6% from a year ago primarily due to continued economic pressure in the UK.
•27 net unit openings in the first quarter driven by International growth; On track to achieve 270 to 310 net new units in 2023.
•Global system-wide restaurant sales were $1.24 billion, a 2%(a) increase from the prior year first quarter.
•Total revenues of $527 million were down 3% from a record first quarter a year ago. Revenues were up slightly when excluding the impact of refranchising 90 restaurants in 2022.
•Diluted earnings per common share was $0.65, compared with $0.29 for the first quarter of 2022; Adjusted diluted earnings per common share(b) was $0.68, compared with $0.95 for the first quarter a year ago.

“We delivered another solid quarter, achieving the highest system-wide sales in Company history through strong performing innovation and continued strength of company operations,” said Rob Lynch, Papa Johns’ president and CEO. “Customers are responding favorably to our marketing and menu innovation strategy and our teams are doing an excellent job executing our Back to BETTER initiative. In our corporate-owned restaurants, our teams are delivering significant improvements in out-the-door times, increasing overall customer satisfaction, and driving operational efficiencies and profitability, which is helping to offset continued wage inflation. The Company-owned restaurant comp sales growth of more than 3% in the first quarter is a testament to the strength of our product offerings and the operational improvements our team is making.”

Papa Johns recently announced its latest menu innovation, Doritos® Cool Ranch® Papadia. Commenting on the new offering that launches nationwide today, Lynch stated, “Our recent collaboration with the teams at Pepsi and Frito Lay inspired our newest proprietary menu offering, Doritos® Cool Ranch® Papadia. This new offering is covered with bold Doritos® Cool Ranch® seasoning and includes Doritos® Cool Ranch® flavored dipping sauce only available at Papa Johns. We are thrilled to roll out our steak, chicken, and ground beef options nationwide beginning today.”

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(a) Excludes the impact of foreign currency and previously disclosed franchisee suspended restaurants.
(b) Represents a non-GAAP financial measure. See “Non-GAAP Measures” for a reconciliation to the most comparable US GAAP measure.

“On the development front, we are very excited about our recently announced expanded partnership with PJP Investments to open 650 new restaurants in India by 2033,” added Lynch. “This agreement is another great example of the vast white space development opportunities available to us globally and the quality of the franchisees that are investing in our future. Papa Johns remains a sought-after brand both domestically and internationally driven by the strong underlying long-term fundamentals of our franchisee model, and attractive franchisee payback and unit economics. We continue on our path to achieve our long-term unit growth targets as we execute our plan to build the world’s best pizza company.”

Financial Highlights

	Three Months Ended
(In thousands, except per share amounts)	March 26, 2023	March 27, 2022	Increase (Decrease)
Total revenues	$527,049	$542,692	$(15,643)
Operating income	$37,796	$14,435	$23,361
Adjusted operating income (a)	$39,152	$45,231	$(6,079)
Net income attributable to the Company	$22,376	$10,494	$11,882
Diluted earnings per common share	$0.65	$0.29	$0.36
Adjusted diluted earnings per common share (a)	$0.68	$0.95	$(0.27)

Total revenues of $527.0 million decreased $15.6 million, or 2.9%, in the first quarter of 2023 compared with the prior year period. Excluding the impact of refranchising 90 restaurants in the second quarter of 2022, total revenues increased $2.2 million, or 0.4%. The higher total revenue was primarily driven by comparable sales growth from Domestic Company-owned restaurants, which was partially offset by lower revenue in the North American commissary and lower comparable sales in the UK market.

For the first quarter of 2023, global system-wide restaurant sales were $1.24 billion, up 2.0% from a year ago (excluding the impact of foreign currency and previously disclosed franchisee suspended restaurants). The increase reflected higher equivalent units from net restaurant openings primarily in International markets.

Operating income of $37.8 million for the first quarter of 2023 increased $23.4 million compared with the first quarter last year, primarily due to the impact of $30.8 million in certain charges incurred in the first quarter of 2022 ($17.4 million related to the conflict in Ukraine, $8.4 million related to a refranchising transaction and $5.0 million from legal settlements). Adjusted operating income(a) was $39.2 million, down $6.1 million from the prior year comparable period. The decrease in adjusted operating income was driven by higher costs in 2023 resulting from commodity and wage inflation and reduced International operating income primarily in the UK. These decreases were partially offset by increased revenues from Domestic Company-owned restaurants.

Diluted earnings per common share was $0.65 for the first quarter of 2023 compared with $0.29 in the first quarter of 2022. Adjusted diluted earnings per common share(a) was $0.68 for the first quarter of 2023 compared with $0.95 in the first quarter of 2022. These changes were driven by the same factors impacting operating income and adjusted operating income as discussed above. In addition, diluted earnings per common share and adjusted diluted earnings per common share reflected higher interest expense compared with the first quarter of 2022. Interest expense increased in the first quarter of 2023 largely due to higher borrowings used to fund share repurchases.

See the Management’s Discussion and Analysis of Financial Condition and Results of Operations section of our Quarterly Report on Form 10-Q filed with the SEC for additional information concerning our operating results for the three months ended March 26, 2023.
(a) Represents a Non-GAAP financial measure. See “Non-GAAP Measures” for a reconciliation to the most comparable US GAAP measures.

Global Restaurant Sales Information

Global restaurant and comparable sales information for the three months ended March 26, 2023, compared with the three months ended March 27, 2022 are as follows (See “Supplemental Information and Financial Statements” below for related definitions):

	Three Months Ended
Amounts below exclude the impact of foreign currency	March 26, 2023	March 27, 2022
Comparable sales growth (decline):
Domestic Company-owned restaurants	3.4%	(1.2)%
North America franchised restaurants	(0.8)%	2.8%
North America restaurants	—%	1.9%
International restaurants	(5.8)%	0.8%
Total comparable sales growth (decline)	(1.3)%	1.6%
System-wide restaurant sales growth (decline):
Domestic Company-owned restaurants	4.9%	0.8%
North America franchised restaurants	0.8%	4.0%
North America restaurants	1.6%	3.3%
International restaurants (a)	3.3%	11.6%
Total global system-wide restaurant sales growth (decline)	2.0%	5.3%

(a) The three months ended March 26, 2023 excludes the impact of franchisee suspended restaurants.

Global Restaurant Unit Data

As of March 26, 2023, there were 5,733 Papa Johns restaurants operating in 48 countries and territories, as follows:

First Quarter	Domestic Company Owned	Franchised North America	Total North America	International	System-wide
Beginning - December 25, 2022	522	2,854	3,376	2,330	5,706
Opened	—	16	16	43	59
Closed	(2)	(6)	(8)	(24)	(32)
Ending - March 26, 2023	520	2,864	3,384	2,349	5,733
Net Unit Growth	(2)	10	8	19	27
Trailing four quarters net store growth/(decline)	(89)	119	30	179	209

Free Cash Flow

Free cash flow, a non-GAAP financial measure which the Company defines as net cash provided by operating activities, less purchases of property and equipment, was $22.4 million for the three months ended March 26, 2023, compared with $15.2 million in the prior year period. The year over year change primarily reflects higher cash flow from operating activities as a result of overall business performance partially offset by increases in purchases of property and equipment.

	Three Months Ended
(in thousands)	March 26, 2023	March 27, 2022
Net cash provided by operating activities	$40,788	$25,394
Purchases of property and equipment	(18,410)	(10,233)
Free cash flow	$22,378	$15,161

We view free cash flow as an important financial measure because it is one factor that management uses in determining the amount of cash available for discretionary investment. Free cash flow is not a term defined by GAAP, and as a result, our measure of free cash flow might not be comparable to similarly titled measures used by other companies. Free cash flow should not be construed as a substitute for or a better indicator of the Company’s performance than the Company’s GAAP measures.

Cash Dividend and Share Repurchases

The Company paid cash dividends of $14.6 million ($0.42 per common share) in the first quarter of 2023. On April 25, 2023, our Board of Directors declared a second quarter dividend of $0.42 per common share. The dividend will be paid on May 26, 2023 to stockholders of record as of the close of business on May 15, 2023.

During the first quarter of 2023, the Company repurchased 2.5 million shares of common stock for $209.6 million, pursuant to its share repurchase program. Included in these repurchases were approximately 2.2 million shares repurchased on March 1, 2023 from certain funds affiliated with, or managed by, Starboard Value LP (collectively, “Starboard”), at a price of $82.52 per share, for aggregate consideration of $179.6 million. As of March 26, 2023, the Company had $90.2 million remaining available for repurchase under its outstanding share repurchase authorization.

Conference Call

Papa Johns will host a call with analysts today, May 4, 2023, at 8:00 a.m. Eastern Time. To access the conference call or webcast, please register online at: ir.papajohns.com/events-presentations. A replay of the webcast will be available two hours after the call and archived on the same web page.

About Papa Johns

Papa John’s International, Inc. (NASDAQ: PZZA) opened its doors in 1984 with one goal in mind: BETTER INGREDIENTS. BETTER PIZZA.® Papa Johns believes that using high-quality ingredients leads to superior quality pizzas. Its original dough is made of only six ingredients and is fresh, never frozen. Papa Johns tops its pizzas with real cheese made from mozzarella, pizza sauce made with vine-ripened tomatoes that go from vine to can in the same day and meat free of fillers. It was the first national pizza delivery chain to announce the removal of artificial flavors and synthetic colors from its entire food menu. Papa Johns is co-headquartered in Atlanta, Ga. and Louisville, Ky. and is the world’s third-largest pizza delivery company with more than 5,700 restaurants in approximately 50 countries and territories. For more information about the Company or to order pizza online, visit www.PapaJohns.com or download the Papa Johns mobile app for iOS or Android.

Forward-Looking Statements

Certain matters discussed in this press release and other Company communications that are not statements of historical fact constitute forward-looking statements within the meaning of the federal securities laws. Generally, the use of words such as “expect,” “intend,” “estimate,” “believe,” “anticipate,” “will,” “forecast,” “outlook”, “plan,” “project,” or similar words identify forward-looking statements that we intend to be included within the safe harbor protections provided by the federal securities laws. Such forward-looking statements include or may relate to projections or guidance concerning business performance, revenue, earnings, cash flow, earnings per share, share repurchases, the current economic environment, commodity and labor costs, currency fluctuations, profit margins, net unit growth, unit level performance, capital expenditures, restaurant and franchise development, labor shortages, labor cost increases, inflation, royalty relief, franchisee support, the effectiveness of our menu innovations and other business initiatives, investments in product and digital innovation, marketing efforts and investments, liquidity, compliance with debt covenants, impairments, strategic decisions and actions, dividends, effective tax rates, regulatory changes and impacts, adoption of new accounting standards, and other financial and operational measures. Such statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions, which are difficult to predict and many of which are beyond our control. Therefore, actual outcomes and results may differ materially from those matters expressed or implied in such forward-looking statements.

Our forward-looking statements are based on our assumptions which are based on currently available information. Actual outcomes and results may differ materially from those matters expressed or implied in our forward-looking statements as a result of various factors, including but not limited to risks related to: deteriorating economic conditions in the U.S. and international markets, including the United Kingdom; labor shortages at Company and/or franchised stores and our quality control centers; increases in labor costs, commodity costs or sustained higher other operating costs, including as a result of supply chain disruption, inflation or climate change; the potential for delayed new store openings, both domestically and internationally, or lower net unit development due to changing circumstances outside of our control; the increased risk of phishing, ransomware and other cyber-attacks; risks and disruptions to the global economy and our business related to the conflict in Ukraine and other international conflicts; risks related to a possible economic recession or downturn that could reduce consumer spending or demand; and continuing risks related to outbreak of COVID-19 and other health crises. These and other risks, uncertainties and assumptions that are involved in our forward-looking statements are discussed in detail in “Part I. Item 1A. – Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended December 25, 2022. We undertake no obligation to update publicly any forward-looking statements, whether as a result of future events, new information or otherwise, except as required by law.

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For more information about the company, please visit www.papajohns.com.

Contacts:

Papa Johns Investor Relations
investor_relations@papajohns.com

Supplemental Information and Financial Statements

Definitions

“Comparable sales” represents sales for the same base of restaurants for the same fiscal periods. “Comparable sales growth (decline)” represents the change in year-over-year comparable sales. “Global system-wide restaurant sales” represents total restaurant sales for all Company-owned and franchised restaurants open during the comparable periods, and “Global system-wide restaurant sales growth (decline)” represents the change in global system-wide restaurant sales year-over-year. Comparable sales, Comparable sales growth (decline), Global system-wide restaurant sales and Global system-wide sales growth (decline) exclude franchisees for which we suspended corporate support.

“Equivalent units” represents the number of restaurants open at the beginning of a given period, adjusted for restaurants opened, closed, acquired or sold during the period on a weighted average basis.

We believe Domestic Company-owned, North America franchised, and International Comparable sales growth (decline) and Global system-wide restaurant sales information is useful in analyzing our results since our franchisees pay royalties and marketing fund contributions that are based on a percentage of franchise sales. Comparable sales and Global system-wide restaurant sales results for restaurants operating outside of the United States are reported on a constant dollar basis, which excludes the impact of foreign currency translation. Franchise sales also generate commissary revenue in the United States and in certain international markets. Comparable sales growth (decline) and Global system-wide restaurant sales information is also useful for comparison to industry trends and evaluating the strength of our brand. Management believes the presentation of Global system-wide restaurant sales growth, excluding the impact of foreign currency, provides investors with useful information regarding underlying sales trends and the impact of new unit growth without being impacted by swings in the external factor of foreign currency. Franchise restaurant sales are not included in the Company’s revenues.

Non-GAAP Measures

In addition to the results provided in accordance with U.S. GAAP, we provide certain non-GAAP measures, which present results on an adjusted basis. These are supplemental measures of performance that are not required by or presented in accordance with U.S. GAAP and include the following: adjusted operating income, adjusted net income attributable to common shareholders and adjusted diluted earnings per common share. We believe that our non-GAAP financial measures enable investors to assess the operating performance of our business relative to our performance based on U.S. GAAP results and relative to other companies. We believe that the disclosure of these non-GAAP measures is useful to investors as they reflect metrics that our management team and Board utilize to evaluate our operating performance, allocate resources and administer employee incentive plans. The most directly comparable U.S. GAAP measures to adjusted operating income, adjusted net income attributable to common shareholders and adjusted diluted earnings per common share are operating income, net income attributable to common shareholders and diluted earnings per common share, respectively. These non-GAAP measures should not be construed as a substitute for or a better indicator of the Company’s performance than the Company’s U.S. GAAP results. The table below reconciles our GAAP financial results to our non-GAAP financial measures.

	Three Months Ended
(In thousands, except per share amounts)	March 26, 2023	March 27, 2022

Operating income	$37,796	$14,435
Refranchising and impairment losses (a)	—	25,796
Legal settlement (b)	—	5,000
Other costs (c)	1,356	—
Adjusted operating income	$39,152	$45,231

Net income attributable to common shareholders	$22,376	$10,434
Refranchising and impairment losses (a)	—	25,796
Legal settlement (b)	—	5,000
Other costs (c)	1,356	—
Tax effect of adjustments (d)	(309)	(6,929)
Adjusted net income attributable to common shareholders (e)	$23,423	$34,301

Diluted earnings per common share	$0.65	$0.29
Refranchising and impairment losses (a)	—	0.71
Legal settlement (b)	—	0.14
Other costs (c)	0.04	—
Tax effect of adjustments (d)	(0.01)	(0.19)
Adjusted diluted earnings per common share (e)	$0.68	$0.95

See footnotes on following page

Footnotes to Non-GAAP Financial Measures

(a) Refranchising and impairment losses consisted of the following pre-tax adjustments:

(In thousands)	Three Months Ended March 27, 2022
Refranchising impairment loss (1)	$8,412
Ukraine-related charge (2)	17,384
Total adjustment	$25,796
(1)    Represents a one-time, non-cash charge of $8.4 million ($0.23 loss per diluted share) recorded in the first quarter of 2022 associated with the refranchising of the Company’s controlling interest in the 90-restaurant joint venture, recorded as Refranchising and impairment loss.
(2)    Represents a one-time non-cash charge of $17.4 million ($0.48 loss per diluted share) recorded in the first quarter of 2022 related to the reserve of certain loans and impairment of reacquired franchised rights related to the conflict in Ukraine and subsequent international government actions and sanctions, which were recorded as Refranchising and impairment loss of $2.8 million and General and administrative expenses of $14.6 million.
(b) Represents an accrual of a certain legal settlement, recorded in General and administrative expenses.
(c) Represents severance and related costs associated with the transition of certain executives.

(d) The tax effect on non-GAAP adjustments was calculated by applying the marginal tax rates of 22.8% and 22.5% for the three-month periods ended March 26, 2023 and March 27, 2022, respectively.

(e) Amounts shown exclude the impact of allocation of undistributed earnings to participating securities.

Papa John’s International, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets

(In thousands, except per share amounts)	March 26, 2023	December 25, 2022
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$46,708	$47,373
Accounts receivable, net	99,997	102,533
Notes receivable, current portion	7,207	6,848
Income tax receivable	5,957	8,780
Inventories	37,112	41,382
Prepaid expenses and other current assets	49,917	44,123
Total current assets	246,898	251,039
Property and equipment, net	253,144	249,793
Finance lease right-of-use assets, net	27,847	24,941
Operating lease right-of-use assets	170,148	172,425
Notes receivable, less current portion, net	21,242	21,248
Goodwill	70,788	70,616
Deferred income taxes	553	1,920
Other assets	74,241	72,245
Total assets	$864,861	$864,227

Liabilities, Redeemable noncontrolling interests and Stockholders’ deficit
Current liabilities:
Accounts payable	$68,622	$62,316
Income and other taxes payable	8,180	8,766
Accrued expenses and other current liabilities	134,988	142,535
Current deferred revenue	20,508	21,272
Current finance lease liabilities	7,473	6,850
Current operating lease liabilities	24,959	23,418
Current portion of long-term debt	8,200	—
Total current liabilities	272,930	265,157
Deferred revenue	21,733	23,204
Long-term finance lease liabilities	21,392	19,022
Long-term operating lease liabilities	157,211	160,905
Long-term debt, less current portion, net	797,362	597,069
Deferred income taxes	1,112	—
Other long-term liabilities	67,183	68,317
Total liabilities	1,338,923	1,133,674

Redeemable noncontrolling interests	1,263	1,217

Stockholders’ deficit:
Common stock ($0.01 par value per share; issued 49,207 at March 26, 2023 and 49,138 at December 26, 2022)	492	491
Additional paid-in capital	443,686	449,829
Accumulated other comprehensive loss	(8,766)	(10,135)
Retained earnings	203,569	195,856
Treasury stock (16,851 shares at March 26, 2023 and 14,402 shares at December 26, 2022, at cost)	(1,130,136)	(922,434)
Total stockholders’ deficit	(491,155)	(286,393)
Noncontrolling interests in subsidiaries	15,830	15,729
Total Stockholders’ deficit	(475,325)	(270,664)
Total Liabilities, Redeemable noncontrolling interests and Stockholders’ deficit	$864,861	$864,227

Papa John’s International, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations
(Unaudited)

	Three Months Ended
(In thousands, except per share amounts)	March 26, 2023	March 27, 2022

Revenues:
Domestic Company-owned restaurant sales	$179,866	$198,765
North America franchise royalties and fees	36,072	34,268
North America commissary revenues	212,566	209,679
International revenues	31,463	34,617
Other revenues	67,082	65,363
Total revenues	527,049	542,692
Costs and expenses:
Operating costs (excluding depreciation and amortization shown separately below):
Domestic Company-owned restaurant expenses	147,784	161,661
North America commissary expenses	196,415	197,090
International expenses	17,311	19,914
Other expenses	61,078	60,555
General and administrative expenses	51,944	65,937
Depreciation and amortization	14,721	11,940
Total costs and expenses	489,253	517,097
Refranchising and impairment loss	—	(11,160)
Operating income	37,796	14,435
Net interest expense	(9,021)	(4,264)
Income before income taxes	28,775	10,171
Income tax expense (benefit)	6,229	(1,256)
Net income before attribution to noncontrolling interests	22,546	11,427
Net income attributable to noncontrolling interests	(170)	(933)
Net income attributable to the Company	$22,376	$10,494

Calculation of net income for earnings per share:
Net income attributable to the Company	$22,376	$10,494
Dividends paid to participating securities	—	(60)
Net income attributable to common shareholders	$22,376	$10,434

Basic earnings per common share	$0.66	$0.29
Diluted earnings per common share	$0.65	$0.29

Basic weighted average common shares outstanding	34,155	35,927
Diluted weighted average common shares outstanding	34,324	36,236

Dividends declared per common share	$0.42	$0.35

Papa John’s International, Inc. and Subsidiaries
Condensed Consolidated Statements of Cash Flows
(Unaudited)

	Three Months Ended
(In thousands)	March 26, 2023	March 27, 2022

Operating activities
Net income before attribution to noncontrolling interests	$22,546	$11,427
Adjustments to reconcile net income to net cash provided by operating activities:
Provision for allowance for credit losses on accounts and notes receivable	513	15,167
Depreciation and amortization	14,721	11,940
Refranchising and impairment loss	—	11,160
Deferred income taxes	2,031	(1,817)
Stock-based compensation expense	3,898	4,176
Other	496	(2,135)
Changes in operating assets and liabilities, net of acquisitions:
Accounts receivable	2,182	(2,503)
Income tax receivable	2,822	(1,151)
Inventories	4,330	(4,731)
Prepaid expenses and other current assets	(4,351)	77
Other assets and liabilities	71	(654)
Accounts payable	(310)	7,359
Income and other taxes payable	(512)	8,013
Accrued expenses and other current liabilities	(5,413)	(29,469)
Deferred revenue	(2,236)	(1,465)
Net cash provided by operating activities	40,788	25,394
Investing activities
Purchases of property and equipment	(18,410)	(10,233)
Notes issued	(976)	(272)
Repayments of notes issued	1,069	3,432
Acquisitions, net of cash acquired	—	(1,250)
Other	42	8
Net cash used in investing activities	(18,275)	(8,315)
Financing activities
Net proceeds of revolving credit facilities	208,200	47,000
Proceeds from exercise of stock options	614	741
Acquisition of Company common stock	(209,640)	(32,709)
Dividends paid to common stockholders	(14,603)	(12,608)
Tax payments for equity award issuances	(5,999)	(7,461)
Distributions to noncontrolling interests	(23)	(685)
Other	(1,761)	(1,065)
Net cash used in financing activities	(23,212)	(6,787)
Effect of exchange rate changes on cash and cash equivalents	34	(233)
Change in cash and cash equivalents	(665)	10,059
Cash and cash equivalents at beginning of period	47,373	70,610
Cash and cash equivalents at end of period	$46,708	$80,669